FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS
FISCAL 2016 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

HAUPPAUGE, NY - May 16, 2016 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2016 fourth quarter and year-ended February 29, 2016.

Pat Lavelle, President and CEO of VOXX International, commented, “Our top-line results in the fourth quarter came in mostly as anticipated, with the majority of product categories performing as planned. Excluding the Euro impact, our net sales were up approximately 2.4%. Our expenses were up with the inclusion of EyeLock, though when factoring out EyeLock and related expenses, as well as the non-cash impairment charges, our core overhead declined by $2.9 million. We continue to look for additional savings, while supporting increased R&D investments to drive innovation and to support anticipated growth across each of our business segments in Fiscal 2017.”

Fiscal Fourth Quarter Results Comparisons (for the three-months ended February 29, 2016 and February 28, 2015

Net sales for the Fiscal 2016 fourth quarter were $169.7 million compared to $169.9 million reported in the comparable year-ago period. The average Euro for both periods, respectively, was 1.09 as compared to 1.18, a decline of 7.6%, which impacted net sales by approximately $4.3 million. Excluding the impact of the Euro conversion, net sales were up $4.1 million or 2.4%.

	Q4 2016	Q4 2015	Year-over-Year $ Change	Q4 2016 vs. Q4 2015 (Euro impact)
Total Net Sales	$169.7	$169.9	($0.2)	($4.3)
Automotive	$84.8	$90.9	($6.1)	($2.9)
Consumer Accessories	$48.6	$41.5	$7.1	($0.7)
Premium Audio	$36.2	$37.3	($1.1)	($0.7)
Corporate	$0.1	$0.2	($0.1)	0

•
Automotive segment sales were primarily impacted by declines in the aftermarket, as a result of the Company’s sale and subsequent licensing of its Jensen 12-volt business in Fiscal 2015, as well as phased out product lines and declines in satellite radio product sales. Sales to OEM customers were up for the comparable periods by approximately $1.7 million, excluding the impact of the Euro conversion.

•
Consumer Accessories segment sales, excluding the impact of the Euro conversion, were up $7.7 million. This increase was primarily related to stronger sales of wireless and Bluetooth speakers, reception products, and 360Fly® action cameras.

•
Premium Audio segment sales were down approximately $0.4 million, when excluding the Euro conversion impact. Newer product lines, including wireless home theater systems, WiSA-enabled speaker systems, streaming audio and wireless Bluetooth speakers helped drive domestic sales, which offset declines related to discontinued business with certain retailers from the prior year.

The gross margin for the Fiscal 2016 fourth quarter came in at 27.6% as compared to 29.1% for the same period last year, a decline of 150 basis points (“bps”). The decline in gross profit margin was primarily due to a change in product mix within the Automotive and Consumer Accessories segments, offset by improvements in tooling, obsolescence and warranty expenses.

VOXX International Corporation Reports Fiscal 2016…

Operating expenses for the Fiscal 2016 fourth quarter were $54.3 million, a $4.2 million increase as compared to $50.2 in the Fiscal 2015 fourth quarter. Excluding the addition of operating expenses associated with EyeLock, LLC
(“EyeLock”), the Company’s majority owned subsidiary and most recent acquisition, operating expenses were flat for the comparable periods. Additionally, during the Fiscal 2016 fourth quarter, the Company incurred non-cash asset impairment charges of $2.9 million, partially offset by $1.1 million in restructuring charges in the Fiscal 2015 fourth quarter that did not recur in Fiscal 2016.

The Company reported an operating loss of $7.5 million as compared to an operating loss of $0.7 million in the Fiscal 2015 fourth quarter. Net loss was $7.0 million or a loss of $0.22 per diluted share as compared to a net loss of $14.4 million and a net loss per diluted share of $0.60 in the comparable prior year period. Net loss attributable to VOXX International for the comparable Fiscal 2016 and Fiscal 2015 fourth quarters was $5.4 million vs. $14.4 million, respectively.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2016 fourth quarter was a loss of $1.0 million as compared to an EBITDA loss of $6.2 million reported in the Fiscal 2015 fourth quarter. Adjusted EBITDA was $2.0 million as compared to $5.2 million for the comparable Fiscal 2016 and 2015 fourth quarter periods.

FY16 vs. FY15 Comparisons (for the twelve-months ended February 29, 2016 and February 28, 2015)
Fiscal 2016 net sales were $680.7 million compared to $757.5 million reported in the comparable year-ago period, a decline of $76.8 million or 10.1%. Approximately $40.0 million of the decline was related solely to foreign exchange. The average Euro in Fiscal 2016 was 1.10 as compared to 1.29 in the comparable year-ago period, representing an approximate 15% decrease in value.

	FY 2016	FY 2015	YOY $ Change	FY16 vs. FY15 (Euro impact)
Total Net Sales	$680.7	$757.5	($76.8)	($39.9)
Automotive	$351.7	$396.4	($44.8)	($28.2)
Premium Audio	$140.5	$165.8	($25.3)	($6.0)
Consumer Accessories	$187.3	$194.1	($6.8)	($5.7)
Corporate	$1.3	$1.2	$0.1	0

•
Automotive segment sales, excluding the impact of the Euro conversion declined by approximately $16.6 million. The Company’s Automotive OEM business was up for the comparable periods, when factoring in the Euro conversion, and this growth was offset by lower domestic aftermarket sales. The remote start category in particular, was impacted by warmer winter weather conditions and timing associated with various programs, as well as lower sales of phased out product lines and satellite radio products. Additionally, the sale and subsequent licensing of the Jensen 12-volt business in FY15 adversely impacted revenues by $6.1 million.

•
Premium Audio segment sales, excluding the impact of the Euro conversion, were down $19.3 million, driven by a phase-out of some older product lines and higher load-in’s in Fiscal 2015. International sales, excluding the impact of the Euro conversion, were relatively flat for the comparable periods.

•
Consumer Accessories segment sales, excluding the impact of the Euro conversion, were down $1.1 million, primarily related to lower sales in Mexico as a result of the Fiscal 2015 change in the Company’s distribution strategy and sale of its inventory, as well as lower sales in select categories. Offsetting these declines were higher sales of wireless and Bluetooth speakers, and new sales associated with the 360Fly action camera.

VOXX International Corporation Reports Fiscal 2016…

The gross margin for the Fiscal 2016 twelve-month period was 28.7% as compared to 29.6% for the same period last year, a decline of 90 basis points. Automotive gross margins were 29.4% as compared to 30.4%; Premium Audio gross margins were 33.2% as compared to 31.9%; and Consumer Accessories gross margins were 24.3% as compared to 25.4%. Consolidated gross margins were primarily impacted by a change in product mix within the Automotive and Consumer Accessories segments, and a one-time duty refund in Fiscal 2015 which did not repeat in Fiscal 2016, partially offset by higher product margins within Premium Audio.

Operating expenses for both the Fiscal 2016 and Fiscal 2015 twelve-month periods were $207.3 million. Note however, that Fiscal 2016 includes $9.1 million in operating expenses associated with intangible and long-lived asset impairment charges and $0.8 million in acquisition related costs associated with EyeLock, offset by a restructuring expense of $1.1 million in Fiscal 2015, that did not recur in Fiscal 2016. Additionally, Fiscal 2016 includes operating expenses from the Company’s acquisition of a controlling interest in substantially all of the assets and certain liabilities of EyeLock, Inc. and EyeLock Corporation, which includes both overhead and R&D related expenses to drive future offerings and support customer programs.

The Company reported an operating loss of $11.6 million as compared to operating income of $16.6 million in the Fiscal 2015 twelve-month period. Intangible asset impairment charges and acquisition-related expenses totaled approximately $9.9 million in Fiscal 2016.

The Company reported a net loss for the Fiscal 2016 twelve-month period of $6.1 million as compared to a net loss of $0.9 million in Fiscal 2015. Net loss attributable to VOXX International Corporation was approximately $2.7 million in Fiscal 2016 or a loss per diluted share of $0.11 as compared to a net loss attributable to VOXX International Corporation of $0.9 million or a loss of $0.04 per diluted share in Fiscal 2015.

EBITDA for the Fiscal 2016 twelve-month period was $18.8 million as compared to EBITDA of $23.1 million reported in the comparable Fiscal 2015 period. Adjusted EBITDA was $24.8 million as compared to $41.5 million for both the Fiscal 2016 and Fiscal 2015 periods, respectively.

Lavelle continued, “We knew coming in to the year that it was a challenging environment, and we planned for it. We’ve been transitioning out of older product lines, while introducing new solutions in the Automotive, Premium Audio and Consumer Accessories segments; all of which, we believe, are positioned for organic growth in FY17. In the fourth quarter and in the roughly two months since year-end, our Automotive segment has been awarded over $300 million of new contract awards, and we’re continuing to build our pipeline. In Consumer Accessories, we expect to continue to drive growth in the wireless speaker and reception categories, and will have additional sales of 360Fly action cameras, with a new 4K model coming to market later this month. Our Premium Audio segment, excluding the Euro conversion impact, grew in the fourth quarter and while the first quarter may not show continued growth, new products coming to market in both the second and third fiscal quarters have us optimistic that the category will return to growth. All in all, we’re expecting better top- and bottom-line performance in the year ahead, and we continue to strengthen our balance sheet in support of our business.”

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted earnings per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income (loss), computed in accordance with GAAP, before interest expense and bank charges, taxes, depreciation and amortization, stock-based compensation expense, certain foreign currency remeasurements, relocation and restructuring charges and impairment charges. Depreciation, amortization, stock-based compensation, and impairment expenses are non-cash items.

Diluted adjusted earnings per common share represent the Company's diluted earnings per common share based on adjusted EBITDA.

VOXX International Corporation Reports Fiscal 2016…

We present adjusted EBITDA and diluted adjusted earnings per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs relating to the Company's acquisitions, restructuring, relocations, remeasurements, impairments, stock-based compensation, settlements and recoveries allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted earnings per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

The Company will be hosting its conference call on Tuesday, May 17, 2016 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 9357994). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406 / conference ID: 9357994).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.   Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2016.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com
- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 29, 2016 and February 28, 2015
(In thousands, except share data)

	February 29, 2016	February 28, 2015
Assets
Current assets:
Cash and cash equivalents	$11,767	$8,448
Accounts receivable, net	87,055	102,766
Inventory, net	144,028	156,649
Receivables from vendors	2,519	3,622
Investment securities, current	—	275
Prepaid expenses and other current assets	17,256	26,370
Income tax receivable	1,426	1,862
Deferred income taxes	—	1,723
Total current assets	264,051	301,715
Investment securities	10,206	12,413
Equity investments	21,949	21,648
Property, plant and equipment, net	79,422	69,783
Goodwill	104,349	105,874
Intangible assets, net	185,022	158,455
Deferred income taxes	23	717
Other assets	4,690	6,908
Total assets	$669,712	$677,513
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$55,790	$71,403
Accrued expenses and other current liabilities	50,748	51,744
Income taxes payable	4,081	3,067
Accrued sales incentives	12,439	14,097
Deferred income taxes	—	1,060
Current portion of long-term debt	8,826	6,032
Total current liabilities	131,884	147,403
Long-term debt	90,691	79,455
Capital lease obligation	1,381	733
Deferred compensation	4,011	4,650
Other tax liabilities	4,997	5,157
Deferred tax liabilities	30,374	34,327
Other long-term liabilities	10,480	9,648
Total liabilities	273,818	281,373
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 9)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,067,444 and 24,003,240 shares issued, 21,899,370 and 21,873,790 shares outstanding at February 29, 2016 and February 28, 2015, respectively	256	255
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	294,038	292,427
Retained earnings	154,947	157,629

Non-controlling interest	8,524	—
Accumulated other comprehensive loss	(40,717)	(33,235)
Treasury stock, at cost, 2,168,074 and 2,129,450 shares of Class A Common Stock at February 29, 2016 and February 28, 2015, respectively	(21,176)	(20,958)
Total stockholders' equity	395,894	396,140
Total liabilities and stockholders' equity	$669,712	$677,513

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended February 29,	Three Months Ended February 28,	Year Ended February 29,	Year Ended February 28,
	2016	2015	2016	2015
Net sales	$169,683	$169,900	$680,746	$757,498
Cost of sales	122,859	120,444	485,061	533,628
Gross profit	46,824	49,456	195,685	223,870
Operating expenses:
Selling	12,331	12,907	48,513	54,136
General and administrative	27,852	26,559	111,382	114,849
Engineering and technical support	11,300	9,578	37,490	37,157
Intangible asset impairment charges	2,860	—	9,070	—
Acquisition costs	—	—	800	—
Restructuring expense	—	1,134	—	1,134
Total operating expenses	54,343	50,178	207,255	207,276
Operating (loss) income	(7,519)	(722)	(11,570)	16,594
Other income (expense):
Interest and bank charges	(3,111)	(1,841)	(8,075)	(6,851)
Equity in income of equity investees	1,536	1,235	6,538	5,866
Venezuela currency devaluation, net	—	(872)	(2)	(7,104)
Impairment of Venezuela investment properties	—	(9,304)	—	(9,304)
Gain on bargain purchase	—	—	4,679	—
Other, net	(473)	79	632	1,495
Total other (expense) income, net	(2,048)	(10,703)	3,772	(15,898)
(Loss) income before income taxes	(9,567)	(11,425)	(7,798)	696
Income tax (benefit) expense	(2,526)	2,946	(1,735)	1,638
Net loss	$(7,041)	$(14,371)	$(6,063)	$(942)
Less: net loss attributable to non-controlling interest	(1,691)	—	(3,381)	—
Net loss attributable to Voxx International Corporation	$(5,351)	$(14,371)	$(2,682)	$(942)
Other comprehensive income (loss):
Foreign currency translation adjustments	3,324	(17,387)	(5,702)	(33,170))
Derivatives designated for hedging	(767)	1,729	(2,440)	3,258
Pension plan adjustments	486	(1,547)	640	(1,423)
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	19	(34)	20	(27)
Other comprehensive income (loss), net of tax	3,062	(17,239)	(7,482)	(31,362))
Comprehensive loss attributable to Voxx International Corporation	$(2,289)	$(31,610)	$(10,164))	$(32,304))

Net loss per common share attributable to Voxx International Corporation (basic)	$(0.22)	$(0.6)	$(0.11)	$(0.04)
Net loss per common share attributable to Voxx International Corporation (diluted)	$(0.22)	$(0.6)	$(0.11)	$(0.04)
Weighted-average common shares outstanding (basic)	24,159,419	24,126,781	24,172,710	24,330,361
Weighted-average common shares outstanding (diluted)	24,159,419	24,126,781	24,172,710	24,330,361

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

	Three Months Ended February 29,		Year Ended February 29,	Year Ended February 28,
	2016	2015	2016	2015
Net income (loss)	$(5,351)	$(14,371)	$(2,682)	$(942)
Adjustments:
Interest expense and bank charges (1)	2,996	1,841	7,960	6,851
Depreciation and amortization (1)	3,872	4,209	15,228	15,565
Income tax expense (benefit)	(2,526)	2,946	(1,735)	1,638
EBITDA	(1,009)	(5,375)	18,771	23,112
Stock-based compensation (1)	173	230	859	521
Venezuela bond remeasurement	0	694	0	7,396
Impairment of Venezuela investment properties	0	9,304	0	9,304
Restructuring charges	0	1,134	0	1,134
Intangible asset impairment charges	2,860	0	9,070	0
Gain on bargain purchase	0	0	(4,679)	0
Acquisition costs	0	0	800	0
Adjusted EBITDA	$2,025	$5,987	$24,821	$41,467
Diluted earnings (loss) per common share	$(0.22)	$(0.60)	$(0.11)	$(0.04)
Diluted adjusted EBITDA per common share	$0.08	$0.25	$1.03	$1.70